Exhibit 99.2

Emergent Capital, Inc. Announces Completion of Restructuring

Boca Raton, Fla., April 8, 2021 – Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company") announced that on April 7, 2021 it consummated its previously announced restructuring. Accordingly, Emergent moved its operations to its former subsidiary, Lamington Road DAC, a designated activity company with limited liability incorporated under the laws of Ireland (“Lamington”) and formed the Lamington Road Grantor Trust, a grantor trust organized under the laws of the Cayman Islands (the “Trust”), to hold certain securities of Lamington called profit participating notes. The restructuring was done in accordance with the Emergent’s Plan of Reorganization, as confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on December 30, 2020.

In connection with the restructuring, holders of Emergent’s securities received securities of Lamington and/or of the Trust, and Emergent’s outstanding securities were deemed cancelled. The new securities issued are Series A Notes, Series B Notes and profit participating notes, all issued by Lamington, and trust certificates issued by the Trust, issued as follows: holders of Emergent’s 8.5% Senior Secured Notes received Series A Notes of Lamington, holders of Emergent’s 5.0% Senior Unsecured Convertible Notes received Series B Notes of Lamington and trust certificates of the Trust, and holders of Emergent’s common stock and certain common stock equivalents received trust certificates and trust certificate equivalents, respectively. Certain holders of notes whose principal amounts being cancelled were below a threshold required by Irish law will receive cash payments in lieu of securities.

The Series A Notes, Series B Notes, profit participating notes and trust certificates will be listed for trading as of April 8, 2021 on the Vienna MTF (a multilateral trading facility operated by Wiener Börse AG), and as of April 7, 2021, Emergent’s common stock ceased to trade on the OTC Pink Market.

Emergent will wind up its remaining operations and affairs, and take such other actions as the officers deem necessary or advisable to accomplish the purposes of the Plan of Reorganization and consummate the liquidation and winding up of Emergent and its remaining U.S. subsidiaries.

"We are pleased to have consummated this restructuring. We believe that our stockholders will benefit from the overall cost savings of moving our operations to Lamington, and I’d like to express my appreciation to our stockholders for their support over the years and to all who contributed to the successful consummation of the restructuring," said Pat Curry, Emergent’s Chairman and Chief Executive Officer.

About Emergent Capital, Inc.

Emergent (OTC: EMGCQ) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.